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THIS FILING CONSISTS OF A TRANSCRIPT FROM A CONFERENCE CALL WITH INVESTORS ON FEBRUARY 12, 2007 WITH RESPECT TO THE PROPOSED TRANSACTION.
Additional Information and Where to Find It
In connection with Hydril’s solicitation of proxies with respect to the meeting of its stockholders to be called with respect to the proposed merger, Hydril will file a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS OF HYDRIL ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request to Hydril Company, 3300 Sam Houston Parkway East, Houston, Texas 77032-3411, or from Hydril’s website, www.hydril.com.
Hydril and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in Hydril’s proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger and other relevant materials to be filed with the SEC when they become available.
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Operator: Good day ladies and gentlemen and welcome to the Tenaris to Acquire Hydril Conference Call. My name is Enrique and I’ll be the audio coordinator for today. At this time, all participants are in a listen-only mode. We will be conducting a question and answer session towards the end of the conference. [Operator Instructions]. I would now like to turn this call over to your host for today’s call, Mr. Nigel Worsnop. Please proceed sir.
Thank you Enrique and good afternoon ladies and gentlemen and thank you for joining us today for this conference call hosted by Paolo Rocca, our Chairman and CEO together with Chris Seaver, the Chairman, President and CEO of Hydril who will present and ask questions — answer questions on the agreement under which Tenaris has proposed to acquire Hydril that we announced last night. Together with Mr. Rocca and Mr. Seaver today will be Guillermo Vogel, Tenaris’s Vice President of Finance; Carlos Condorelli, our CFO; and Germán Curá, our Managing Director for North American Operations.
Before we start, our lawyers have asked us to remind everyone that this call will contain forward-looking statements and that actual results, performance, or events may differ materially from those expressed or implied. I will now turn over the call to Mr. Rocca.
Thank you Nigel. Welcome ladies and gentlemen. I’m pleased that Chris Seaver has agreed to join me today. This is a special day for me perhaps and I think for all of us who have been involved in the evolution of Tenaris over the past 15 years. Hydril is a company, which has built an extraordinary track record in the industry. Its technology has been at the forefront of the development in the North American oil and gas industry and its products are used extensionally in offshore rig drilling and the weighted well application. Its brand has come to symbolize its reliability and quality. For Tenaris Hydril is a company whose technology and industrial know-how have represented a standard in the industry that we seek to emulate and surpass.
Today we have the opportunity to integrate Hydril into our operation. We will be combining Hydril’s outstanding range of integral connection with our TenarisBlue coupled product. We’ll have a complete range of premium connection to offer our customer worldwide for the most demanding application in the industry by combining our respective strength in R&D and the industrial know-how we expect to make a substantial contribution to the oil and gas industry as it advances into new frontier for exploration development. We have a strong industrial platform to develop and supply the product that will be required by the industry as it ventures into even more complex operating environment. The integration of Hydril manufacturing capacity will complete the new position in North America that we began with the acquisition of Maverick. We will offer a full range of product capable of serving all our customer requirement from more standard application to the most complex deep, directional and offshore well. We’re developing a network of distributor to build an integrated supply chain. The strength of Hydril brand will add further impetus to this project. Hydril pressure control business has established a strong position in the deepwater market and have a substantial backlog. The combination with Tenaris Global network will open up further opportunities for expansion in the key deepwater frontier areas such as the Gulf of Mexico, Brazil, and West Africa. The prices that we are paying is a full one, it reflect the unique position that Hydril as build in industry and the value we will create through adding Hydril to Tenaris. It also reflects the very strong prospect for the high-end segment of the market over the coming years. Integrating Hydril into Tenaris today will accelerate our effort in this area and position us even more strongly vis-à-vis our competitors as the leading player in our sector.
From a financial perspective, even if we are paying a multiple of around 12 times projected to 2007 EBITDA and 19 times projected to 2007 earnings the transaction would be marginally earnings enhancing before synergies, once the one time expense related to acquisition have been accounted for. Thanks to our strong balance sheet, we can pay for the acquisition through a combination of cash on hand and bank debt with an interest rate of LIBOR plus 0.5%
Following our acquisition, our net debt to EBITDA margin will remain very manageable and given the strong cash generation, we expect to have this year should not exceed one-time EBITDA for very long. From a management point of view, both Hydril and Tenaris are family controlled companies founded many years ago by two entrepreneurs. I think we share many values. We have a long-term approach to our business and we have a very strong commitment to our people. We know that Hydril main asset is its people and we will like to have all and each of them to participate and contribute to the success of this company that comes out from this combination.
Well, I would like to have Chris comment on this deal.
Thank you Paolo. I first became aware of Tenaris, what would become Tenaris when I joined Hydril 22 years ago. Since that time I have observed, I have studied technical [indiscernible] DST and now Tenaris. I first met Paolo and Herman in 1933 when Taking [ph] took a stake in Tamsa in Veracruz, Mexico and then proceeded to turn it around in less than two years. I admire what they have done Paulo his father and his grandfather in building from scratch starting in 1954, the industry’s leading producer of OCTG. Hydril itself has a proud history going back to

1933 when it was founded by my grandfather’s brother. Both of our companies planned for and look to the long-term. I believe in the industrial logic of vertically integrating the manufacture and distribution of OCTG and premium connections and I expect that the combined businesses will do better than they would separately. I view this as a win, win, win, win situation. It will be better for the customers as they will be able to get Hydril connections from the mill and TenarisBlue connections from Hydril plants. It will be better for the business as our strength will be combined both by product and geographically. It will also be better for our shareholders as well as for Tenaris and it will be good overwhelming majority of Hydril employees. I know that Hydril’s business in future will be good hands at Tenaris.
Okay. Well I think we should, we could at this point turn to question from you guys.
Operator: Thank you sir. [Operator Instructions]. Sir, your first question comes from the line of Rodolfo De Angele from JP Morgan.
<Q — Rodolfo De Angele>: Hi, my first question is I just would like to get a little bit more on expected synergies. Could you please just tell whether you expect especially on the operating side, on the commercial side, R&D so that we can just have a better understanding of what to expect with the combined company?
<A>: Well, I think we have, we expect synergies on many aspect. I think this two line of products the Hydril Hydri thee integral. Now from our side on the product I think the two line of products the Hydril integral joints and Tenaris coupled joints are complementing each other very well. We will be the only company leading in the world for the size of the manufacturing capability for the quality of reserves development and for the full range of its product. This company will be able to offer to any client worldwide technology that could fulfill their most demanding need and producing it, all around the world. You can imagine tomorrow Hydril product kept in Argentina and Mexico and Japan going in everywhere in the world. Today Hydril, I think is a very strong company, but the geographical the product focus and the geographical focus are probability more limited of what we could do together. I think this a strong synergy. From a point of view our geographical deployment really Hydril is a very strong in US, so, were Tenaris for different reason has a very marginal position. So I think we can leverage on the position of Hydril in the US market to introduce also our line of product and to strengthen our position in the face of the client. What is coming out here from this combination, is a true leader in technology in OCTG for let’s say high end application. Consider, we expect to synergy coming from ability to assist technically our client. Today the most important component of service in our business is the quality of the technical assistance that we are able to give. We expect to be able to deliver putting together our strength worldwide in the US, in North America a group of people that no other company could count on for assisting our client, in identifying products, in using them in servicing their need worldwide. We consider this synergies is a, will turns out in a very strong position. I wouldn’t say reduction of cost from these aspects is the main synergy we’re looking. What we’re looking for is really to open our market and to be able to accompany the growth of the market better than any other competitor. There is also synergy in the R&D. We plan to establish in Houston a main center for R&D in these technologies integrating this with our center in Mexico, in Argentina, in Italy, in Japan. These will be a very powerful system and we expect synergy comings out from this.
<Q — Rodolfo De Angele>: Can you just pump up [ph] on your answer, so in terms product and geography, how often would, would we see in the past in areas competing with Hydril. I mean my question how really are overlap do we have in the products that Tenaris offers and Hydril in terms of geography and product is that from your answer should be low and than if you have any numbers that you could?
<A>: I really think that up to now the client had chosen either the integral technology or the capital technology and there is some, let’s say technical orientation within the company, but the big challenge over the industry in the future will require different approach, more open approach in which these two technology will complement each other. So I wouldn’t say that today we are competing in technology also the fact that Hydril so strong in the US head to some extent limited the range of competition in this area. Remember, Hydril not producing pipes just cutting the thread in different part of the world but mainly in the United States. So, even if I didn’t see strong competition among our two line of business, I think the reason is something very different in the future, there is a complementation between two line of product. I can mention for instance product like the Dopeless that we are associated to our TenarisBlue line of product. I think we could leverage on our knowledge in Dopeless for the Hydril thread has not been done in the past could be done in the future. Lets not see this as [ph] expandable. I think Hydril has done a very good research and development work on expandable probably better than what we are done today. Today, I don’t think we are competing in these but I think we could leverage it in the future of these.
<Q — Rodolfo De Angele>: Okay. Thank you. And just a final question in terms of above ratios, what do expect, what is the expected return on the investment? Do you have any figures and also how much of debt is it going to be finance versus cash?
<A>: Well, I cannot give a figure for the return on these investments. Really, our expectation is very high. I think that the, the value that we could create by complementing leverage each other business and by rely on, on people not on the team that could come out from this combination. Our expectation is very high. But we wouldn’t give precise figure. Now as far as financing is concerned I will ask Carlos Condorelli to give comment on the financing of this transaction.
<A — Carols Condorelli>: Okay. Yes, we raised 1.5 billion considering both Tenaris from the target company. And the rest is going be with cash.
<Q — Rodolfo De Angele>: Okay. Thank you very much.
Operator: Sir your next question comes from the line of Ole Slorer from Morgan Stanley.
<Q — Ole Slorer>: Well thank you, thank you very much and congratulations to you Chris and Carlo for putting together what I think is very exciting combination, I mean I probably have about a 100 questions here about the opportunities that you guys could have together and I will try to limit myself to 3 questions. So my first question will be on the Hydril joint ventures, I mean Chris has a way of getting around the shortage of high-end premium tubulars you’ve been building joint venture already up and running in India and there is one with TMK running, rolling out in the fourth quarter and China, the following year. Carol, can you give us your view on how you expect Tenaris to be accepted as a joint venture partner under each of these agreements?
<A — Carlos Condorelli>: Well as now we didn’t have the chance to evaluate the different agreement that Hydril had. I think that when after the closing in the due course we will the chance to analyze more deeply this joint venture. We will be able really to establish our position. What we know is that this market are important, the Russia is an important market, we had a strong relation with Gasfor [ph] since many year and Gasfor [ph] is using this product. We think that also India as an interest in market for offshore department in for today and in the future and the same obviously true for China. So we think that after the closing we will have the chance to review this and be in a better position to answer quickly your question.
<Q — Ole Slorer>: Okay, thank you. When it comes to sourcing of tubes for the US market, you’re going to have a very strong position in premium connections in the US market, but you will still be I would imagine relative short seamless capacity. So how do you expect to tackle their problems to benefit fully from your vertical integration?
<A>: Well even if we, then we have a very limited offer not very — larger offer of seamless on the American market. I think that in the future there will be and the need today, the need of designing the methodology of the pipe and the mechanical property of the pipe together with the technology for the joints. So, I think over time more and more we will be able to integrate our seamless production with our thread cutting activity in the US and finish some of our pipes in Hydril facility in the US and in the other region of the world. This is important and will put us in a very good position to fulfill demand, the most complex demand and like the one for call for Mexico for instant.
<Q — Ole Slorer>: Do you see any movement in your ability to export from Mexico to the US any change likely change in the tariff structures?
<A>: Well, we don’t know the anyway I think the area of lets say the North America Treaty is more and more integrated so it’s also that in the future will be a chance to integrate little more our threading deflation from Mexicos and Dutch [ph]. This is possible.
<Q — Ole Slorer>: And finally one question on Hydril’s pressure control division, I mean this is a market leader and new area for you though. How do you think about pressure control as DOP [ph] as part of the new Tenaris?
<A>: Well you know this is a business that is not directly online with our business is not a business, which we have such a strong synergy that in due, but this is the business very strong on his own depends from the increase operation in deepwater drilling. This is a segment that is growing till backlog. This is reflected in the backlog of the pressure control area. Now Tenaris is very strong in Mexico and the Gulf of Mexico and Brazil also knowing manufacturing in equipment manufacture DVD in Brazil, in [indiscernible] and also in West Africa. I think there is room for complementation, the business of VOT [ph] not only done by the original treatment, there is also service components that requires manufacturing in many places. So, Mexico, Brazil, I think there is room for synergies there. But on a market or product development side I think the Hydril has a very good team and a very good group of people working in it, are very good business. I would like Chris to give his view on some — the speakers, and Chris knows very well this business.
<A — Chris Seaver>: The business has very good prospects as a standalone business, but being with Tenaris brings a lot of synergies not only that Paolo suggested in terms of the market and customer service, but also in terms of sourcing steel and castings and forgings for the business better than we can currently do it. So I think there are synergies, I know that they can only be at the beginning of it because we know how much information we’ve given so far the plans are yet to be developed.

<A — Paolo Rocca>: Yeah. Any way keep in mind one of the limitations today of the pressure control business is capacity. Production capacity and human resources always is limited. Now I think that if we are good in managing this we have a very large human resource base and we have manufacturing capability. So to some extent we should be able to debottleneck and increase capacity for this business and the leadership of the people that now are really leading the business in the US.
<Q — Ole Slorer>: Okay, well again congratulations to both of you and thank you very much.
<A — Paolo Rocca>: Thank you Ole.
Operator: Sir your next question comes from the line of Cindy Du from Jefferies & Company.
<Q — Cindy Du>: Thank you. I just wanted to drill down deeper on Ole’s question regarding the North American distribution of the premium connections. As I recall in your strategy internationally you tend to only use Tenaris pipe with the TenarisBlue connections, is that the strategy going forward in the US as well and how do you think distributors wills basically take that, you know, given their concerns over the Maverick acquisition?
<A>: I think, first of all, remember we are, the Hydril connection are cut on our pipe in different parts of the world, material going to Sweden or Mexico that our prices that we have the connection. We marked and we have put most of our resources in R&D on our TenarisBlue line for couple in connection, because basically this is the area in which we traditionally build know how and those are the area in which some of our main client, international client are focused. Now, we really think that in the future there will be combination of integral joints and capital joints of wedge thread technology and other technology like the whole thread and from this combination it comes out the range of product that the oil industry will require now and more and more in the future. So, we have no — we really think that there is, we have a complementary view in as far as two line of business are concerned. Now in the case of North America, North America is the largest market in the world but it but’s divided between welded pipe and seamless pipe focusing on different field and different use of the pipe. It is clear that Hydril and TenarisBlue are connection more related to the seamless business. Seamless applications are usually that terrific for the more demanding application and some required premium connection. In the case of Maverick, you know that the strategy of Tenaris is being in the US to the present Indian trial range of publication for the more, simpler wells, West Texas to the very demanding wells in the Gulf of Mexico. The Maverick acquisition as well as the Hydril acquisition could be seen as a development of a strategy of increased presence in North America.
<Q — Cindy Du>: I guess my question is more pertaining to that Hydril currently cuts or places their connections on third-party, through third-party seamless pipes. Will that still be going on in the near future where, let’s say, you probably — I am not sure but Hydril probably puts their connections on like a US steel OCTG. Will that still be in place?
<A>: Absolutely yes, but I will ask Germán Curá to, who is responsible for the operation in North America to answer these questions.
<A — Germán Curá>: I would say probably the short answer to the question is given the particularities of the US market are suppose to have the rest of international OCTG market works. We have said during the Maverick acquisition that we were going and actually are preserving distribution as a component of our supply chain and once the deal is closed we intend to do the same. And with respect to seamless pipes naturally we bring in some seamless pipes from Canada from Romania, which we are going to continue to do, but by and large Tenaris going forward will have no problems on cutting third party, cutting Tenaris connections on third party seamless pipes for the US market as well.
<Q — Cindy Du>: And is there currently any restriction on in reporting I guess pipes that’s already has connections cut into it or is that also still considered a seamless type?
<A>: No, no the existing restrictions apply to pipe, there is naturally no connection component to it. So they would apply to either playing end that is pipes without threads, as well as the pipes with a thread. It doesn’t matter too much which is specific thread we’re talking about. So, as I have said existing restriction apply to genetically to seamless pipe.
Operator: And your next question from lines of Paul Rensburg [ph] from Bear Stearns.
<Q>: Thank you. Two questions one is do you anticipate any regulatory issues with the deal and then the second is, how you expect this will affect the Maverick integration? And will different managers be in charge of integrating both Maverick and Hydril or are the same people in charge of the same processes? Thanks.
<A — Paolo Rocca>: Well as you know the transaction is subject to the agreement of the authorization of the Anti Trust in the US and we don’t see really problem there because this share of Tenaris in connection in the US is very-very marginal today. There are no other regulatory issues that could get in the way of this. As far as the organization and the management of the North America operation, we will focus on technology development establishing the network between Houston and the other research center and establishing in Houston a very strong research and technical system base because we see in Houston also many of the oil companies are operating international are developing the design of the string, the design of their operation here in Houston. So it’s very important for us to keep this as a technology center. As far as production manufacturing is concerned we will try to get the synergies of operating manufacturing facility in all of the North America and also worldwide. We are, we will introduce the best practice and have our let’s say alignment of manufacturing to contribute to the management control and improvement in the facility, trying to learn from each other. We are sure there are many things that we can learn in this area from Hydril as a manufacturing, the facility of the manufacturer, the [indiscernible] Hydril have a very long tradition capability and focus on this business. So I think we could really integrate for the benefit of the whole manufacturing population. We do not expect to limit or reduce or to close any place or any facility, any site in the rest, on the contrary, we really think that we may increase capacity utilization in the existing facility in the US and abroad. I don’t think the integration will be too complex because of the quality of the group of people working in Hydril and because of the fact that pressure control is really extend the loan business, has its own management and we will try to do all we can to preserve the team that is currently operating the business and in the case of the Tredman [ph] facility, we also know that, that is a very good group of people working there.
<Q>: Thank you. Do you expect that integrating Hydril will delay the integration of Maverick by any significant amount of time?
<A>: No, I don’t think so. I think that as we have said in the beginning the two companies are taking a long-term approach in their business. We are investigating in our facility. We like to have facilities that are state of the art, that are prepared to supply top quality to our client. We are doing this today while preparing investment planning in Maverick. We will also analyze and see what we can do in sharing the experience between Hydril and Maverick and Tenaris. Once the deal is closed and we will have the chance to get to know very closely industrial structure of the company.
<Q>: Thank you very much.
Operator: Sir, your next question comes from the line of John Starks [ph] from Citigroup.
<Q>: Hi, yes, kind of quickly, what is the breakdown of Tenaris’s premium connection business between the Blue connections and the connections license from Grant Prideco, Atlas Bradford?
<A>: Well, may be Germán, you can give an idea of how we are — basically in the last year we were being shifting into TenarisBlue because we consider TenarisBlue to be a very superior joints in the line of business. TenarisBlue has been developed most recent concepts of the further designs. But anyway Mr. Germán, you can give some more information on that.
<A — Germán Curá>: I said that their share today is fairly limited and I think one of the important element is to remember that our contract we say Grant Prideco only allows us to sell Atlas Bradford for premium connection in the international market and not in the US. And would that connection now come to an end with the closing of this the deal?
<A>: No, not at all.
<A>: No, no because we have client worldwide for us the Atlas Bradford license worldwide is been an important asset. We are serving some client, with connection, the TC2 is the main connection that we are selling from the Atlas Bradford that are inline, but when new projects inline we tend to offer the more adequate technology for it and there comes TenarisBlue.
<Q>: Okay. And you spoken about preserving the pressure control business, but is there any consideration at all if you think you could find more value by selling it off, it seems such a strong standalone business and there is not a particular synergy with the rest of your businesses?
<A>: No, up to now we just analyzed the potential synergy that are, but obviously more limited that in their segment of the business. But we really didn’t, we did this operation considering that we should mange a standalone business the pressure control business as a good business here.
<Q>: Okay, thank you very much.
Operator: Sir your next question is from the line of David Reynold [ph] from [indiscernible] Global Management.
<Q>: [Inaudible]
Operator: Mr. Reynolds, you may ask your question. Mr. Reynolds, you may ask your question. Next question comes from the line of Serge Escudé from UBM.
<Q — Serge Escudé>: Yes, good afternoon everybody, a quick question about the shape of the industry. I would like to understand how many players are there in this field and the market share of the Hydril, you both? And my final question is having your technology is that you are not freezing in somewhat the access to other technology or you cannot access some market because you have your technology in-house, maybe that can be developed better by a supplier?
<A>: Well, there are many player in the development of these technology but you can say that the traditional stronger player has been VAM, VAM connection produced by Barurec [ph] and Sumitomo, has been a traditional player since long time. You can imagine that the market share worldwide would be in the range of 30 to 35%. Now the combination of Hydril and Tenaris, even if we have very different region of focus. Because in the end Hydril very present a very strong in US, Tenaris almost absent. And Tenaris is very strong in other areas like the Middle East, in which Hydril is much less present. The overall combination would be in the range of above 35% or between 35 or 40 of all market share. So, the company that comes out on here is the true leader is becoming the true leader in these segment. Then there are other player you have GOC Japanese [ph], joints folks you have [indiscernible], you have player that have more regional focused Benior [ph] other company that have developed in the past and in some cases active today. That are working in these segment. But if you look at global player, globally VAM is very global player.
<Q — Serge Escudé>: May I have a follow-up? The question is your direct competitors European or Japanese have integrated that technologies in their processing? If it’s usually in industry that’s is to integrate that kind of player?
<A>: Well, I will ask Chris that has who have been many years active in these to answer this.
<A — Chris Seaver>: In general terms there are two types of marketplaces for premium connections. Mature provinces with highly developed infrastructure like Canada and United States where customer end use customers E&P companies are principally independents who have short planning time horizons in these marketplaces they buy their threaded pipe through distribution, distributes by pipe from the steel mills with the 3 or 4, 5 monthly lead time. They are bringing the pipe to the threaders like Hydril and its competitors, Atlas Bradford, Hunting, VAM the Maverick. Than we thread up the pipe for the distributors there are cash customers give it back to distributors and then they sell on shortly times two days to two weeks to the end users and take returns. That’s one kind of marketplace and in this marketplace it’s not customary to have the premium connections integrated with the pipe production. Outside of these two marketplaces completely different kind of marketplace not so highly developed infrastructure customers are super majors and state oil companies, which have long planning lead times. They order what they need, a long time in advance it gives the steel mills time to roll the pipe to orders and if they are integrated with premium connections to put the premium connections on at the mills with substantial cost savings and ship to the end user wherever it is in the world. Different kind of marketplaces in general terms the international ex-North America premium connection markets is about twice as big as the North American market. Did that answer your question?
<Q — Serge Escudé>: Yes. Thank you very much.
<A>: Okay.
Operator: Sir your next questions comes line of [indiscernible] from Kepler
<Q>: Yes hi, good morning gentleman, maybe it’s just a follow up, could you give us an idea where exactly Hydril was sourcing its tubes so far from. And could you simply explain us the main differences in terms of application for the integral and a couple of connection technology. And outside of the US which regions or countries is Hydril contributing particularly market share for Tenaris now? And can you give us an idea of according to your definition of premium products how much of Hyrdril’s portfolio would be premium?
<A>: So, as to where we’re getting our pipe that’s too much commercial and competitive detail, so I am not going to clearly answer to that. As to integral versus coupled products as you know that integral products have a smaller outside diameter than coupled products and, therefore, have a particular application in deep wells where you’re trying to get more strings of pipe into the same size hole it’s because they don’t have a coupling they have a smaller outside diameter and you’re able to get more strings of pipe in the same diameter hole and, therefore, a particular application in deep wells. We use as a concurrent indicator ourselves the deeper than 15,000 for rig count as an indicator of concurrent demand, so deep high-pressure wells. Your next question about regions of where we operate about half of our premium connection revenue was in the United States, and half outside in the principal markets are Canada, Mexico, Venezuela, North Sea, West Africa and the Caspian region, difficult drilling environment, high costs, high pressure, off shore wells — and to off shore wells.
<A>: Okay.
Operator: Sir we have one more question from the line of Tereza Mello from Citigroup.
<Q — Tereza Mello>: Hi, actually my question was answered. Thank you.
Operator: Okay, sir at this time we have no additional questions. I like to turn the call back to Mr Nigel Worsnop for closing remarks.
Okay, well thank you very much everyone. And well that’s it, so we’ll conclude the conference call. Thank you bye.
<A>: Thank you very much all [ph]
Thank you very much.
Operator: Thank you for participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.